LAND O’LAKES, INC.
NEWS RELEASE
For more information, contact:
Lydia Botham — 651-481-2123
Dave Karpinski — 651-481-2360
Land O’Lakes Reports 2007 Results
Net Sales Up 26% to $8.9 billion, Net Earnings Up 83% to $162 million
Feb. 19, 2008 (Arden Hills, Minn.) — Land O’Lakes, Inc., today reported its fourth-quarter and full-year financial results, while also commenting on the company’s balance sheet and individual business unit performance. The company reported significant increases in both sales and net earnings, with net sales up 26 percent and net earnings up 83 percent.
Full-year sales totaled $8.9 billion with net earnings of $162.1 million, compared to net sales of $7.1 billion and net earnings of $88.7 million for 2006. For the fourth quarter, the company is reporting $2.6 billion in net sales and net earnings of $5.5 million, compared to $1.9 billion in net sales and net earnings of $44.5 million in the fourth quarter of 2006.
Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $46.0 million for the quarter and $332.1 million for the year, compared to $95.4 million and $250.1 million for the same periods one year ago.
The company also reports Normalized EBITDA (which excludes the effects of unrealized hedging, significant asset sales or impairments, legal settlements, debt extinguishment costs and other special items). Normalized EBITDA for the quarter was $66.4 million, compared to $87.3 million for the fourth quarter of 2006. For the year, Normalized EBITDA was $319.0 million, compared to $240.7 million for 2006.
“The past year was highlighted by improved performance nearly across the board, continued balance sheet strength and strategic progress in positioning for the future,”
Land O’Lakes President and Chief Executive Officer Chris Policinski said today. “Clearly, strong markets, particularly in dairy and eggs, helped boost both dollar sales and earnings. However, our organization-wide commitment to leveraging our brand strength, aggressive portfolio management and effective cost control put us in a position to translate market strength into improved business performance and financial results.”
BALANCE SHEET
Total balance sheet debt, including capital leases, was up modestly to $749 million at year-end (versus $708 million as of December 31, 2006). Company officials indicated the increased debt was related primarily to the September restructuring of its investment in the Agriliance LLC agronomy joint venture, which resulted in the Agriliance crop protection products business being transferred to Land O’Lakes.
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Land O’Lakes — Page 2 of 4
The company improved its Long-Term-Debt to Capital ratio, which was at 36.8 percent as of December 31, 2007, compared to 40.1 percent as of December 31, 2006. Liquidity, defined as cash on hand plus unused capacity on short-term debt facilities, was $543 million at December 31, 2007, versus $452 million one year ago. Equities were up approximately $100 million to $1.0 billion.
BUSINESS UNIT PERFORMANCE
Dairy Foods
Dairy Foods sales for the year totaled $4.2 billion, compared to $3.2 billion in 2006. Sales for the quarter totaled $1.2 billion, compared to $890 million for the fourth quarter of 2006.
Dairy Foods is reporting pretax earnings of $87.4 million for the year, compared to $47.2 million in pretax earnings for 2006. The Dairy Foods earnings include a $28.5-million gain on the sale of its Cheese & Protein International (a West Coast cheese and whey manufacturing facility) assets. For the fourth quarter, Dairy Foods reported $7.7 million in pretax earnings, compared to $44.8 million in pretax earnings for the fourth quarter of 2006. The fourth-quarter earnings decline was due primarily to the impact of strong product prices on volumes and product mix, company officials said.
While strong markets boosted dollar sales and margins, higher prices did work to dampen volumes. Overall volume in the company’s Value Added segment was down 4 percent versus 2006. The strength of the company’s flagship LAND O LAKES-branded butter was reflected in a 2-percent volume increase in branded butter.
The company’s Dairy Foods Industrial (manufacturing) operations continued to focus on balancing market demand and milk supply trends with processing capacity and achieved improved performance in all three of its geographic regions — East, Upper Midwest and West.
Company officials attributed Dairy Foods solid earnings to a combination of improved commodity markets, brand strength, consumer-focused product and packaging innovation, effective cost control and continued improvement in the company’s Dairy Foods manufacturing operations.
Feed
Feed sales for 2007 were $3.1 billion, up from $2.7 billion one year ago. Feed is reporting pretax earnings of $30.9 million, compared to $36.7 million for 2006.
For the fourth quarter, Feed reported $886 million in sales and pretax earnings of $28.3 million, compared to $744 million in sales and $28.2 million in pretax earnings for the same period one year ago.
Company officials noted that high commodity (grain) prices adversely impacted both volumes and margins, with resulting higher feed prices leading to reduced feed purchases and a shift toward a lower-cost product mix. Volumes for 2007 were down 10 percent in Livestock feed, 4 percent in Lifestyle feed and 8 percent in Milk Replacers. Feed Ingredient and Feed Additive volumes were up 6 percent and 5 percent year over year, respectively.
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Layers/Eggs
Strong markets continued to drive improved performance in the company’s Layers/Eggs business (MoArk LLC). Average shell egg prices for 2007 were $1.15 per dozen, compared to 76-cents per dozen for the previous year.
The company is reporting $514 million in 2007 sales and pretax earnings of $24.6 million, compared to sales of $398 million and a pretax loss of $40.2 million for 2006. Notably, 2007 earnings include a $22.0-million pretax charge to establish a reserve for assets received as part of the 2006 sale of the liquid eggs business to Golden Oval Eggs.
For the fourth quarter, the company is reporting $159 million in Layers/Eggs sales, up from $112 million for the fourth quarter of 2006. Layers/Eggs reported pretax earnings of $6.3 million for the quarter, compared to $1.6 million in pretax earnings for the same quarter one year ago.
Company officials indicated strong markets (prices), new production efficiencies and effective marketing all contributed to 2007’s improved results. The company’s overall shell egg volume was up 3 percent, and volume in higher-margin branded and specialty eggs was up 36 percent.
Seed
In 2007, the company’s Seed business reported record sales of $917 million and record pretax earnings of $43.9 million, compared to $756 million and $40.1 million, respectively, for 2006. Earnings in Seed include a $7.9-million charge related to inventory write-downs and sales returns of Roundup Ready® Alfalfa.
For the fourth quarter, Seed recorded sales of $177 million and $0.2-million in pretax earnings, company officials reported, noting that the fourth quarter is considered part of the “off-season” for Seed. In the fourth quarter of 2006, Seed reported $149 million in sales and $0.7-million in pretax earnings.
Volumes for the year were affected by two significant factors, a shift of acreage to corn to meet ethanol industry demands and the impact of court rulings related to challenges to the USDA’s process for approving non-regulated status for Roundup Ready® Alfalfa. Company seed corn volumes were up 35 percent, just over twice the corn acreage increase, while soybeans volumes were down 6 percent, as compared to a 14-percent acreage decline. Alfalfa volume was down 11 percent year over year.
Agronomy
Land O’Lakes is reporting $13.6 million in pretax earnings in Agronomy for the year, up from $11.8 million in 2006. Those earnings were generated primarily through the company’s 50-percent ownership in the Agriliance LLC joint venture, which was substantially repositioned late in the third quarter. For the quarter, the restructured Agronomy business (in its off-season) reported a pretax loss of $35.6 million, versus a $16.3-million pretax loss for the same quarter one year ago. Those losses include one-time costs related to the Agriliance repositioning, which saw the assets of the Agriliance
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Land O’Lakes — Page 4 of 4
Crop Protection Products business being distributed to Land O’Lakes and the wholesale Crop Nutrients business being distributed to joint venture partner CHS Inc. Efforts to reposition Agriliance’s retail business continue.
At the time of the restructuring, company officials said these strategic repositioning efforts were intended to: align the core Crop Protection Products and wholesale Crop Nutrients businesses with each parent company’s (Land O’Lakes and CHS) market strengths, core competencies and business strategies; deliver cost reductions; and enable more effective delivery of agronomic inputs to local cooperatives, dealers and producers. The company’s Crop Protection Products business is now Winfield Solutions LLC and is aligned with the closely related Seed business under a new WinField Solutions™ marketing identity.
While Agriliance sales have not been included in Land O’Lakes financial reporting in the past, Land O’Lakes is reporting $287 million in Crop Protection Product sales through Winfield Solutions LLC since the September 1, 2007, repositioning. Notably, volumes were improved in both crop nutrients and crop protection products in the most recent crop year.
Investor Call
Land O’Lakes, Inc.’s fourth-quarter earnings call for investors will begin at 1:00 p.m., Eastern Time, Tuesday, February 19, 2008. Presentation materials related to the call will be made available on Tuesday morning at the Land O’Lakes Web site, www.landolakesinc.com, under the heading “Investor Relations,” then “Investor Call” and will be available through February 26, 2008.
The dial-in numbers are:
USA — 1-800-862-9098
International — 1-785-424-1051
Conference ID: LANDOLAKES
A replay of the conference call will be available through February 26, 2008, at:
USA — 1-800-723-0528
International — 1-402-220-2654
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $8 billion. Land O’Lakes is a Fortune 500 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
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LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)
As of December 31,

	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$116,839	$79,707
Receivables, net	1,023,163	604,580
Inventories	953,124	471,396
Prepaid expenses	856,033	350,423
Other current assets	69,947	50,594

Total current assets	3,019,106	1,556,700

Investments	306,573	270,202
Property, plant and equipment, net	551,752	665,069
Goodwill, net	313,404	326,527
Other intangibles, net	119,167	95,043
Other assets	134,520	113,191

Total assets	$4,444,522	$3,026,732

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$132,170	$58,300
Current portion of long-term debt	5,182	10,972
Accounts payable	1,152,983	529,850
Customer advances	926,240	419,516
Accrued expenses	337,449	223,597
Patronage refunds and other member equities payable	28,065	18,626

Total current liabilities	2,582,089	1,260,861

Long-term debt	611,602	639,059
Employee benefits and other liabilities	202,400	173,446
Minority interests	6,175	8,830
Commitments and contingencies
Equities:
Capital stock	1,701	1,828
Member equities	937,126	904,183
Accumulated other comprehensive loss	(61,931)	(66,276)
Retained earnings	165,360	104,801

Total equities	1,042,256	944,536

Total liabilities and equities	$4,444,522	$3,026,732

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$2,586,023	$1,893,687	$8,924,895	$7,102,289
Cost of sales	2,378,749	1,681,533	8,143,987	6,441,368

Gross profit	207,274	212,154	780,908	660,921

Selling, general and administrative	174,184	125,756	622,231	515,557
Restructuring and impairment charges	2,249	1,772	3,970	21,169
Gain on insurance settlement	—	—	(5,941)	—

Earnings from operations	30,841	84,626	160,648	124,195

Interest expense, net	15,404	13,635	48,918	58,360
Other expense (income), net	522	(1,167)	(37,157)	(18,791)
Equity in losses (earnings) of affiliated companies	6,379	14,051	(51,665)	(13,295)
Minority interest in earnings of subsidiaries	597	322	1,469	1,449

Earnings before income taxes	7,939	57,785	199,083	96,472
Income tax expense	2,441	13,286	37,007	7,806

Net earnings	$5,498	$44,499	$162,076	$88,666

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$162,076	$88,666
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	84,140	95,239
Amortization of deferred financing costs	2,253	2,226
Bad debt expense	22,579	1,421
Proceeds from patronage revolvement received	6,706	9,163
Non-cash patronage income	(2,543)	(1,827)
Insurance recovery — business interruption	4,551	—
Deferred income tax (benefit) expense	(30,734)	13,355
(Increase) decrease in other assets	(3,766)	2,893
Increase in other liabilities	1,975	2,895
Restructuring and impairment charges	3,970	21,169
Gain on divestiture of businesses	(28,474)	(8,987)
Gain on sale of investments	(8,683)	(7,980)
Gain on insurance settlement	(5,941)	—
Equity in earnings of affiliated companies	(51,665)	(13,295)
Dividends from investments in affiliated companies	58,699	4,736
Minority interests	1,469	1,449
Other	(3,638)	(3,610)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(317,600)	38,156
Inventories	(199,822)	(19,587)
Prepaids and other current assets	(512,438)	(60,948)
Accounts payable	589,343	(51,624)
Customer advances	506,724	23,643
Accrued expenses	74,597	59,377

Net cash provided by operating activities	353,778	196,530

Cash flows from investing activities:
Additions to property, plant and equipment	(91,061)	(83,763)
Acquisitions	(2,930)	(88,060)
Investments in affiliates	(331,674)	(4,950)
Net settlement on repositioning investment in joint venture	(87,875)	—
Net proceeds from divestiture of businesses	212,101	42,466
Proceeds from sale of investments	626	9,274
Proceeds from sale of property, plant and equipment	10,502	1,754
Insurance proceeds for replacement assets	8,635	—
Change in notes receivable	(18,406)	15,781
Other	(202)	7,183

Net cash used by investing activities	(300,284)	(100,315)

Cash flows from financing activities:
Increase (decrease) in short-term debt	75,399	(98,541)
Proceeds from issuance of long-term debt	8,337	16,451
Principal payments on long-term debt and capital lease obligations	(41,798)	(36,549)
Payments for redemption of member equities	(58,049)	(80,614)
Payments for debt issuance costs	—	(1,543)
Other	(251)	4,933

Net cash used by financing activities	(16,362)	(195,863)
Net cash used by operating activities of discontinued operations	—	(349)

Net increase (decrease) in cash and cash equivalents	37,132	(99,997)

Cash and cash equivalents at beginning of the year	79,707	179,704

Cash and cash equivalents at end of the year	$116,839	$79,707

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve Months
	Three Months Ended		Ended
	December 31,		December 31,
	2007	2006	2007
Earnings before income taxes	$7,939	$57,785	$199,083
Interest expense, net	15,404	13,635	48,918
Depreciation	19,915	21,505	72,926
Amortization	2,711	2,463	11,214

Total EBITDA	45,969	95,388	332,141

Unrealized hedging gains	(5,225)	(9,000)	(12,856)
Gain on insurance settlement	—	—	(5,941)
Gain on divestitures	—	(924)	(28,474)
Loss (gain) on sale of investments	522	—	(8,683)
Agronomy one-time charges	726	—	4,553
Agronomy debt extinguishment	141	—	2,273
Agronomy impairment within Agriliance	42	—	10,042
Restructuring and impairment charges	2,249	1,814	3,970
Golden Oval Eggs reserves	22,001	—	22,001

Normalized EBITDA	$66,425	$87,278	$319,026